Exhibit 99.5

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the terms of the Merger Agreement and upon the terms and conditions thereof, (i) Purchaser completed a cash tender offer to acquire all of the issued and outstanding shares of MediaMind’s common stock, par value $0.001 per share (the “Shares”), for $22.00 per Share in cash, without interest, upon the terms and subject to the conditions disclosed in the Offer to Purchase included in the tender offer statement on Schedule TO and in the related Letter of Transmittal and (ii) following completion of the cash tender offer, Purchaser effected a “short form” merger under Section 253 of the Delaware General Corporation Law of Purchaser with and into MediaMind, with MediaMind as the surviving corporation, with no action required by the stockholders of MediaMind.  As a result of the merger, MediaMind became a wholly-owned subsidiary of DG FastChannel.

DG FastChannel (“DG” or the “Company”) is the parent of MediaMind, and the surviving registrant following the merger. On the date of the merger, July 26, 2011, the assets and liabilities of MediaMind will be recorded at their estimated fair values.

The combined company unaudited pro forma condensed consolidated financial statements give effect to the merger as if the transaction had occurred on June 30, 2011 for purposes of the combined company unaudited pro forma condensed consolidated balance sheet, and on January 1, 2010 for purposes of the combined company unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2010, and the six months ended June 30, 2011.

The combined company unaudited pro forma condensed consolidated balance sheet and statements of income do not purport to represent what the financial position or results of operations actually would have been if the merger had occurred as of such dates, or what such results will be for any future periods.

The combined company unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of DG FastChannel and MediaMind and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that DG FastChannel believes are reasonable under the circumstances. There were no transactions between DG FastChannel and MediaMind for all periods presented. The preliminary allocation of the estimated purchase price to the assets and liabilities of MediaMind reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair values except for certain purchased intangible assets which have been included at their estimated fair values. A thorough valuation of the purchased intangibles has not been performed. The value of the purchased intangibles included in the combined company unaudited pro forma condensed consolidated financial statements are based on estimates. DG FastChannel determined these estimates by applying a ratio of intangibles-to-purchase price, based on other recently completed acquisitions. The actual allocation of the purchase price may differ materially from that reflected in the combined company unaudited pro forma condensed consolidated financial statements after a more extensive review of the fair value of the assets and liabilities is completed. The Merger was not a taxable transaction. As such, the tax basis of all assets and liabilities of MediaMind remain unchanged following the merger.

The combined company unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of MediaMind, that are included herein, and DG FastChannel, as previously filed. The combined company unaudited pro forma condensed consolidated financial statements do not reflect any cost savings, restructuring charges or other economic efficiencies which may result from the merger.

During the second quarter ended June 30, 2011, DG FastChannel committed to a plan to sell certain assets and the operations of its Springbox unit since it was not deemed to be part of thecore business going forward.  The Company anticipates completing a sale within the next 12 months.  As a result, those assets and the Springbox operating results have been reclassified to discontinued operations in the combined company unaudited pro forma condensed consolidated financial statements.

DG FastChannel, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2011

(in thousands)

	Historical	Historical		Pro Forma		Pro Forma
	DG FastChannel	MediaMind	Subtotal	Adjustments		Combined
Current assets:
Cash	$59,171	$55,895	$115,066	$(49,457	)(1)	$65,609
Short term deposits and investments	—	51,725	51,725	—		51,725
Accounts receivable	57,078	27,164	84,242	—		84,242
Deferred income taxes	1,955	383	2,338	—		2,338
Other current assets	6,275	6,100	12,375	5,056	(7)	17,431
Assets of discontinued operations	2,746	—	2,746	—		2,746
Total current assets	127,225	141,267	268,492	(44,401)		224,091

Property and equipment, net	44,550	8,191	52,741	—		52,741
Goodwill	243,723	656	244,379	275,914	(3)	520,293
Deferred income taxes, net	11,973	583	12,556	(12,556	)(2)	—
Intangibles, net	104,342	912	105,254	186,088	(3)	291,342
Other noncurrent assets	2,592	3,633	6,225	16,000	(4)	22,225
Total assets	$534,405	$155,242	$689,647	$421,045		$1,110,692

Current liabilities:
Accounts payable	$3,661	$1,436	$5,097	—		$5,097
Accrued liabilities	17,784	14,007	31,791	(6,144	)(1)	25,647
Deferred revenue	2,129	—	2,129	—		2,129
Current portion of LT debt	—	—	—	$4,900	(5)	4,900
Total current liabilities	23,574	15,443	39,017	(1,244)		37,773

Deferred income taxes	—	104	104	62,723	(2)(3)	62,827
LT debt, net	—	—	—	485,100	(5)	485,100
Other noncurrent liabilities	3,995	4,738	8,733	—		8,733
Total liabilities	27,569	20,285	47,854	546,579		594,433

Stockholders’ equity:
Common stock	29	23	52	(23	)(6)	29
Additonal capital	618,172	117,766	735,938	(95,343	)(6)(3)	640,595
Accumulated deficit	(80,904)	40,342	(40,562)	(53,342	)(6)(7)	(93,904)
Accumulated OCI	111	39	150	(39	)(6)	111
Treasury stock	(30,572)	(23,213)	(53,785)	23,213	(6)	(30,572)
Total stockholders’ equity	506,836	134,957	641,793	(125,534)		516,259

Total liabilities and equity	$534,405	$155,242	$689,647	$421,045		$1,110,692

Pro Forma Adjustments

(1)	Cash paid to acquire MediaMind:
	Cash received from issuance of debt	$490,000
	Cash paid to transfer agent to acquire the outstanding shares of MediaMind	(427,873)
	Cash paid to cancel vested employee stock options of MediaMind	(71,384)
	Cash paid for transaction costs of the acquisition (including $6,144 in costs incurred as of June 30, 2011 which were recorded in accrued liabilities)	(24,200)
	Cash paid for debt issuance costs	(16,000)
	Net cash paid	$(49,457)

(2)	Reclassifies noncurrent deferred taxes from a net asset position, to a net liability position, after recording a deferred liability for purchased intangibles in Adjustment (3).

(3)	Eliminates historical MediaMind goodwill, purchased intangibles, and noncurrent deferred taxes and allocates the purchase price as follows:
	Net tangible assets	$132,910
	Estimated intangible assets:
	Estimated customer relationships	155,000
	Estimated developed technology	12,000
	Estimated tradename	10,000
	Estimated noncompete agreements	10,000
	Estimated deferred taxes	(74,800)
	Goodwill	276,570
	Estimated purchase price	$521,680

	Reconciliation of estimated purchase price
	Cash paid to transfer agent to acquire the outstanding shares of MediaMind	$427,873
	Cash paid to cancel vested employee stock options of MediaMind	71,384
	Estimated fair value of employee stock options assumed in the acquisition, recorded in additional capital	22,423
	Estimated purchase price	$521,680

(4)	Record debt issuance costs.

(5)	Record issuance of debt.

(6)	Eliminates historical MediaMind equity in consolidation.

(7)	Expense transaction costs net of taxes as follows:
	Direct costs of the acquisition (less $6,144 of costs already recorded as of June 30, 2011)	$(18,056)
	Less tax benefit	5,056
	Net transaction costs	$(13,000)

DG FastChannel, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Six Months Ended June 30, 2011

(in thousands, except per share amounts)

	Historical		Historical			Pro Forma		Pro Forma
	DG FastChannel		MediaMind		Subtotal	Adjustments		Combined

Revenues	$131,362		$44,703		$176,065			$176,065

Operating expenses:
Costs of revenues	44,449		3,456		47,905	$(497	)(3)(4)	47,408
Sales and marketing	6,225		25,562		31,787	992	(3)(4)	32,779
Research and development	5,345		6,009		11,354	340	(3)(4)	11,694
General and administrative	21,024	(A)	8,808	(B)	29,832	892	(3)(4)	30,724
Depreciation and amortization	14,384		—		14,384	14,442	(1)(4)	28,826
Total costs and expenses	91,427		43,835		135,262	16,169		151,431

Income from operations	39,935		868		40,803	(16,169)		24,634

Other (income) expense:
Interest expense, net	110		—		110	15,230	(2)	15,340
Other, net	—		(875)		(875)	—		(875)
Total other (income) expense	110		(875)		(765)	15,230		14,465

Income before income taxes	39,825		1,743		41,568	(31,399)		10,169
Provision for income taxes	16,439		1,475		17,914	(12,560	)(5)	5,354

Income from Continuing Operations	$23,386		$268		$23,654	$(18,839)		$4,815

Earnings per share:
Basic	$0.83							$0.17
Diluted	$0.82							$0.17

Weighted average shares outstanding:
Basic	27,606							27,606
Diluted	27,921							27,921

Pro Forma Adjustments

(1)   Records additional amortization expense (less MediaMind’s historical amortization expense of $84) on purchased intangibles based on the following assumptions:

		Estimated	Estimated	Estimated
	Estimated	Useful Life	Annual	Six Months
	Fair Value	(in years)	Amortization	Amortization
Customer relationships	$155,000	8	$19,375	$9,688
Developed technology	12,000	5	2,400	1,200
Tradename	10,000	5	2,000	1,000
Noncompete agreements	10,000	5	2,000	1,000
	$187,000		$25,775	$12,888

Records additional amortization expense related to purchased intangibles of $187 million based on the estimated lives shown above. The actual useful lives may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $133 per year. If the weighted-average estimated useful life is decreased or increased by 1 year, the corresponding annual increase or decrease to amortization expense would be approximately $3 million or ($3.8 million), respectively.

(2)   Records additional interest expense incurred as a result of additional borrowing to fund the purchase price as follows:

Outstanding loan balance	$490,000
Estimated interest rate	5.75%
Estimated interest before loan fee amortization	28,175
Amortization of loan origination fees	2,286
Total interest expense for 2011	$30,461

Interest expense for the six months ended June 30, 2011	$15,230

(3)   Records additional stock-based compensation as a result of revaluing the employee stock options assumed from MediaMind. MediaMind’s historical stock-based compensation costs were $2,609 for the first six month ended June 30, 2011.  After the options are revalued, the pro forma stock-based compensation expense would have been approximately $5,974,  an increase of approximately $3,365 which is recorded as follows:

	Historical MediaMind	Pro Forma Adjustment
Cost of Revenues	$18	$24
Sales and marketing	1,208	1,559
Research and development	499	643
General and administrative	884	1,139
	$2,609	$3,365

(4)         Reclassifies historical MediaMind depreciation and amortization of $1,638 into a separate expense category to conform with DG FastChannel’s historical presentation of such costs.

(5)  Records the tax effects of the pro forma adjustments at an estimated state and federal statutory rate of 40%.

Notes

(A)       Includes $2,914 of transaction expenses incurred by DG FastChannel, related to DG FastChannel’s acquisition of MediaMind.  DG also expects to incur approximately $8,320 in additional costs during Q3, 2011.

(B)       Includes $3,230 of transaction expenses incurred by MediaMind, related to DG FastChannel’s acquisition of MediaMind.

DG FastChannel, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2010

(in thousands, except per share amounts)

	Historical	Historical		Pro Forma		Pro Forma
	DG FastChannel	MediaMind	Subtotal	Adjustments		Combined

Revenues	$241,328	$80,846	$322,174			$322,174

Operating expenses:
Costs of revenues	73,229	4,289	77,518	$(566	)(3)(4)	76,952
Sales and marketing	13,533	45,932	59,465	2,151	(3)(4)	61,616
Research and development	10,601	9,148	19,749	968	(3)(4)	20,717
General and administrative	32,889	8,259	41,148	2,666	(3)(4)	43,814
Depreciation and amortization	29,235	—	29,235	28,014	(1)(4)	57,249
Total costs and expenses	159,487	67,628	227,115	33,233		260,348

Income from operations	81,841	13,218	95,059	(33,233)		61,826

Other (income) expense:
Interest expense, net	7,129	—	7,129	30,461	(2)	37,590
Other, net	—	(577)	(577)	—		(577)
Total other (income) expense	7,129	(577)	6,552	30,461		37,013

Income before income taxes	74,712	13,795	88,507	(63,694)		24,813
Provision for income taxes	29,404	3,843	33,247	(25,478	)(5)	7,769

Income from Continuing Operations	$45,308	$9,952	$55,260	$(38,216)		$17,044

Earnings per share:
Basic	$1.66					$0.63
Diluted	$1.64					$0.62

Weighted average shares outstanding:
Basic	27,226					27,226
Diluted	27,570					27,570

Pro Forma Adjustments

(1)   Records additional amortization expense on purchased intangibles based on the following assumptions:

		Estimated	Estimated
	Estimated	Useful Life	Annual
	Fair Value	(in years)	Amortization
Customer relationships	$155,000	8	$19,375
Developed technology	12,000	5	2,400
Tradename	10,000	5	2,000
Noncompete agreements	10,000	5	2,000
	$187,000		$25,775

Records additional amortization expense related to purchased intangibles of $187 million based on the estimated lives shown above. The actual useful lives may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $133 per year. If the weighted-average estimated useful life is decreased or increased by 1 year, the corresponding annual increase or decrease to amortization expense would be approximately $3 million or ($3.8 million), respectively.

(2)   Records additional interest expense incurred as a result of additional borrowing to fund the purchase price.

Outstanding loan balance	$490,000
Estimated interest rate	5.75%
Estimated interest before loan fee amortization	28,175
Amortization of loan origination fees	2,286
Total interest expense for 2010	$30,461

(3)   Records additional stock-based compensation as a result of revaluing the employee stock options assumed from MediaMind. MediaMind’s historical stock-based compensation costs were $4,489 for the year ended December 31, 2010.  After the options are revalued, the pro forma stock-based compensation expense would have been approximately $11,947,  an increase of approximately $7,458 which is recorded as follows:

	Historical MediaMind	Pro Forma Adjustment
Cost of Revenues	$16	$27
Sales and marketing	1,858	3,087
Research and development	848	1,409
General and administrative	1,767	2,935
	$4,489	$7,458

(4)         Reclassifies historical MediaMind depreciation and amortization of $2,239 into a separate expense category to conform with DG FastChannel’s historical presentation of such costs.

(5)  Records the tax effects of the pro forma adjustments at an estimated state and federal statutory rate of 40%.